Exhibit 99.1

FOR IMMEDIATE RELEASE

NTR ACQUISITION CO. ANNOUNCES ANTICIPATED EXPIRATION AND DISTRIBUTION OF ASSETS

Danbury, CT, January 26, 2009.  NTR Acquisition Co. (AMEX, Units: NTQ.U, Common Stock: NTQ, Warrants: NTQ.WS), a special purpose acquisition company focused on the petroleum refining and marketing industry, announced today that, in accordance with its charter and applicable law, its corporate existence will terminate on January 30, 2009.

NTR also announced that its board of directors, at a special meeting held on January 25, 2009, adopted a plan of distribution, to become effective on January 30, 2009.  In accordance with the plan of distribution, NTR will instruct American Stock Transfer & Trust Company, the trustee of the trust account established in connection with NTR’s initial public offering, to distribute the proceeds of the trust account (net of $75,000 of accrued interest, to be disbursed to NTR to pay certain expenses associated with NTR’s expiration and winding up) to NTR’s public stockholders following the termination of NTR’s existence.  NTR expects that the holders of record, as of January 30, 2009, of shares of NTR common stock issued in the initial public offering will receive a distribution in the amount of approximately $10.03 per share, payable on or about February 6, 2009.

In accordance with NTR’s charter and the terms of its initial public offering, no payments will be made in respect of NTR’s outstanding warrants (which will expire worthless on January 30, 2009) or to any of NTR’s initial stockholders with respect to the shares owned by them prior to the initial public offering.  In addition, the underwriters of NTR’s initial public offering will forfeit any rights or claims to their deferred underwriting discounts and commissions held in the trust account.

The American Stock Exchange is expected to suspend the trading, and NTR’s transfer agent will be instructed to cease recording transfers, of NTR’s units, common stock and warrants on January 30, 2009.  NTR intends to submit a Certification of Termination of Registration on Form 15 to the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities Exchange Act of 1934, as amended.

Any further questions regarding the distribution should be directed to Shareholder Services at American Stock Transfer & Trust Company at (800) 937-5449 or (718) 921-8124.

About NTR Acquisition Co.

NTR is a special purpose acquisition company organized under the laws of the State of Delaware on June 2, 2006.  NTR was formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets in the energy industry, with a particular focus on businesses or assets involved in the refining, distribution and marketing of petroleum products in North America.

Forward Looking Statements

This press release contains forward-looking statements.  Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements.  Although NTR believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  The factors that could cause actual results to differ from forward-looking statements contained herein include the risks and uncertainties set forth in NTR’s filings with the U.S. Securities and Exchange Commission (available at www.sec.gov).

Contacts:

Mario E. Rodriguez, Bill Hantke
(203) 546-3437

Felix Orihuela, American Stock Transfer & Trust Company
(718) 921-8360